Exhibit 10.27

AMENDED AND RESTATED
DEBT RESTRUCTURING AGREEMENT

This Debt Restructuring Agreement is entered into this 15th day of October 2002 between I-Link Incorporated, a Florida corporation (“I-Link”), Counsel Corporation (US), a Delaware corporation (“Counsel”), and Counsel Springwell Communications LLC, a Delaware limited liability company formerly known as Counsel Communications LLC (“Counsel Springwell”).

RECITALS:

A.                                   Counsel Springwell and I-Link entered into a Senior Convertible Loan and Security Agreement dated as of March 1, 2001 as amended (the “March 1st Loan Agreement”), pursuant to which Counsel Springwell has advanced to I-Link the aggregate principal amount of $12,000,000.

B.                                     Counsel, an affiliate of Counsel Springwell, and I-Link entered into a Loan and Security Agreement dated as of June 6, 2001 (the “June 6th Loan Agreement”).  The June 6th Loan Agreement was amended on June 27, 2002 to increase the total borrowing to $24,306,865.91.

C.                                     In addition to the principal amount outstanding under the June 6th Loan Agreement, Counsel Springwell has advanced additional amounts to I-Link since July 25, 2002 (the “Interim Advances”).

D.                                    Pursuant to a Loan and Security Agreement dated as of June 4, 2001 (the “June 4th Loan Agreement”), Counsel advanced the principal amount of $14,850,000 to WorldxChange Corp., a Delaware corporation and wholly-owned subsidiary of I-Link (“WxC”), of which amount $12,350,000 remains outstanding.

E.                                      The Board of directors of I-Link will be meeting in the weeks following the execution of this Agreement to adopt a new operating plan (the “Operating Plan”).

F.                                      Counsel Springwell and Counsel Corporation have committed to fund, through long-term intercompany advances or equity contributions, all capital investment, working capital or other operational cash requirements of I-Link through April 15, 2003 as set forth in that certain letter to I-Link, dated April 30, 2002 (the “Keep Well Letter”).

G.                                     The parties previously entered into a Debt Restructuring Agreement dated July 25, 2002 (the “Debt Restructuring Agreement”).

I.                                         The parties wish to amend certain provisions of the Debt Restructuring Agreement.

Accordingly, the parties hereby agree that the Debt Restructuring Agreement is hereby amended and restated in its entirety to read as follows:

1.                                       Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of I-Link, or such other place as the parties may mutually agree, on or before the third business day (the “Closing Date”) following the day on which the Proposals (as defined below) are approved by the stockholders of I-Link and become effective in accordance with the Amended and Restated Articles of Incorporation of I-Link, as amended through the date of the Stockholders Meeting (as defined below).

2.                                       Actions to be taken at the Closing.  The parties hereby agree that, at the Closing and in exchange for and in satisfaction of (i) the aggregate principal amount outstanding as of the Closing Date under the June 6th Loan Agreement, and all accrued and unpaid interest thereon through the Closing Date, (ii) the outstanding principal amount of the Interim Advances, together with interest thereon at the rate of ten percent (10%) per annum from the date of each such advance through the Closing Date and (iii) the principal amount of additional advances made by Counsel Springwell to I-Link after the date hereof pursuant to the Keep Well Letter or the Operating Plan (as defined below), together with interest thereon at the rate of ten percent (10%) per annum from the date of each such advance through the Closing Date (the amounts in clauses (i), (ii) and (iii) being hereinafter referred to as the “Aggregate Amount”) I-Link shall issue to Counsel Springwell the number of shares of Common Stock equal to the quotient of (i) the Aggregate Amount, divided by (ii) $0.18864 (the “Effective Price”).  Counsel represents and warrants to I-Link that it has not assigned, pledged or otherwise transferred or encumbered its rights under the June 6th Loan Agreement.

3.                                       Commitment to Provide Additional Funding

(a)                                  In addition to providing funding under the Keep Well Letter, Counsel Springwell shall fund the operations of I-Link through the date of adoption of the Operating Plan, and hereafter shall fund the operating cash flow deficit, if any, inherent in the Operating Plan hereafter adopted by the I-Link Board of Directors.  Counsel Springwell shall also (i) subject to stockholder approval of the Proposals, advance to I-Link any and all amounts paid or payable by I-Link to stockholders of I-Link that exercise their dissenters’ rights in connection with the transactions subject to this Agreement and (ii) advance to I-Link the annual premium to renew the existing Directors and Officers insurance coverage (which is and shall be separate and distinct from insurance policies maintained by Counsel or their affiliated entities) for an additional one year from the current date of its expiration in November 2002, and Counsel and Counsel Springwell represent and covenant that they will do any and all things reasonably necessary to cause such insurance to be continued in effect until at least November 2003 in types and amounts that are, at a minimum, currently in force, so long as such insurance is available on commercially reasonable terms.  In addition, Counsel Springwell shall advance to I-Link all costs and fees incurred relating to the work of the current special committee of I-Link’s board of directors (“Special Committee”) and its legal, accounting and financial advisors in connection with the transaction contemplated by this Agreement and all accounting, legal and regulatory costs, investment banking fees and expenses, all costs incident to I-Link’s annual stockholder meeting and any special stockholder meetings for soliciting and obtaining stockholder approval of the transactions contemplated hereby, and all other direct costs incurred by I-Link in connection with consummating the transaction contemplated by this Agreement (the “Special Committee Costs”).  The parties acknowledge and agree that Counsel Springwell’s payment of the amounts specified in the preceding sentence of this Section 3(a) shall not reduce Counsel Springwell’s funding obligations under this Agreement.

Any such funding provided by Counsel Springwell pursuant to this Section 3(a) (other than the amounts referenced in the penultimate sentence of the prior paragraph and any amounts advanced for acquisitions) prior to December 31, 2002 shall constitute a purchase of additional shares of Common Stock for a purchase price per share equal to the Effective Price; provided that in the event that the Board of Directors of I-Link hereafter determines to acquire the assets or equity interests of any other entity, I-Link and Counsel Springwell agree that any acquisition cost related to such acquisition will be financed, at the option of Counsel Springwell, either by way of equity from Counsel Springwell constituting a purchase of additional shares of Common stock for a purchase price per share equal to the average closing transaction price of a share of I-Link common stock on the twenty (20) trading days preceding the funding or alternatively a purchase money loan arrangement similar in form and substance to the June 6th Loan Agreement.  Counsel Springwell shall cause each disbursement to be made within ten (10) calendar days of the receipt by Counsel Springwell of a written request to fund.  I-Link shall issue certificates representing the purchased shares concurrently with or subsequent to such fundings.  All funding referenced in this Section 3(a) shall be provided from time to time, when, as and if requested in writing by I-Link.

(b)                                 Any additional funding provided by Counsel Springwell pursuant to the Operating Plan in each month during the 2003 calendar year shall constitute a purchase of additional shares of Common Stock for a purchase price per share equal to the average closing transaction price of a share of I-Link common stock on the twenty (20) trading days preceding the funding.

4.                                       I-Link Financial Obligations Surviving This Agreement.  Counsel and Counsel Springwell, jointly and severally, represent, warrant and agree that from and after the Closing Date I-Link shall owe no amounts to Counsel, Counsel Springwell or WxC except (i) those amounts that will become due and owing to Counsel under the March 1st Loan Agreement and (ii) such amounts as may be payable from time to time under the WxC Agreement; and that there is no default under the March 1st Loan Agreement as of the date hereof.

5.                                       Amendments to the March 1st Loan Agreement.  The parties represent, warrant and agree that the issuance of Common Stock by I-Link pursuant to this Agreement results in weighted-average conversion price adjustment pursuant to the provisions of the March 1st Loan Agreement and that the existing conversion price shall be adjusted in accordance with the terms of the March 1st Loan Agreement.

6.                                       Securities Law Representations.  Counsel Springwell acknowledges that the issuance of shares of Common Stock pursuant to the terms of this Agreement (the “Shares”) has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the certificates representing the Shares shall bear customary securities registration legends.  Counsel Springwell hereby represents and warrants to I-Link that:

(a)                                  The Shares will be acquired for Counsel Springwell’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)                                 Counsel Springwell is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares.

(c)                                  Counsel Springwell is able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.                                       Proxy Statement.

(a)                                  Subject to Section 7(b) hereof, I-Link, acting through its Board of Directors, shall:

(i)                                     duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as soon as practicable following the date hereof for the purpose of considering and taking action upon the following proposals (the “Proposals”): (A) an amendment to the Amended and Restated Articles of Incorporation of I-Link to increase the authorized number of shares of Common Stock from

300,000,000 shares to 900,000,000 shares and (B) an amendment to the Amended and Restated Articles of Incorporation of I-Link deleting Article VI thereof.

(ii)                                  prepare and file with the SEC a preliminary proxy relating to this Agreement as soon as reasonably practicable and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Counsel Springwell, use its best efforts to respond promptly to any comments made by the SEC with respect to the preliminary proxy and cause a definitive proxy (as amended or supplemented, the “Proxy Statement”) to be mailed to its stockholders;

(iii)                               include in the definitive Proxy Statement the written opinion of the financial advisor to the Special Committee of the Board of Directors of I-Link that the transactions contemplated by this Agreement are fair to the stockholders of I-Link from a financial point of view;

(iv)                              afford to all of the stockholders of I-Link dissenters’ rights under Florida law relating to the matters to be presented to them for consideration at the Stockholder Meeting and relating to the subject matter of this Agreement; and

(v)                                 use its reasonable best efforts to obtain the approval of the Proposals by the holders of the requisite number of issued and outstanding shares of capital stock of I-Link.

(b)                                 The Board of Directors of I-Link shall recommend approval and adoption of the Proposals by I-Link’s stockholders.  The Board of Directors of I-Link shall not be permitted to withdraw, amend or modify in a manner adverse to Counsel and Counsel Springwell such recommendation (or announce publicly its intention to do so), except that prior to the Stockholder Meeting, the Board of Directors of I-Link shall be permitted to withdraw, amend or modify its recommendation (or announce publicly its intention to do so) but only if the Board of Directors of I-Link shall have determined in its good faith judgment, based upon the advice of outside counsel, that it is obligated by its fiduciary obligations under applicable law to withdraw, amend or modify such recommendation.  If the Stockholder Meeting is being held, the recommendation of the Board of Directors of I-Link shall be included in the Proxy Statement.

(c)                                  Each of Counsel and Counsel Springwell agrees that it will provide I-Link with the information required to be included in the Proxy Statement and will vote, or cause to be voted, all of the shares of the Common Stock then owned by it, directly or indirectly, or over which it has the power to vote, in favor of approval of the Proposals.  Counsel and Counsel Springwell shall have the right to review in advance all characterizations and information related to them, this Agreement and the transactions contemplated hereby which appear in the Proxy Statement.

(d)                                 Each of Counsel, Counsel Springwell and I-Link agrees promptly to correct any information provided by it for use in the Proxy Statement as and to the extent it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall have become necessary, in order to make statements contained therein, in light of the circumstances in which they were made, not misleading, and  each of Counsel, Counsel Springwell and I-Link further agrees to take all steps necessary to cause the Proxy Statement, as so corrected or supplemented, to be filed with the SEC and to be disseminated to its stockholders in each case as and to the extent required by applicable federal securities laws.

8.                                       Covenant.  Counsel Springwell hereby agrees that, if the Proposals are approved by the stockholders at the Stockholders Meeting, it shall not take any action under Section 607.1104 of the Florida Business Corporation Act prior to June 30, 2003.

9.                                       Expenses.  Counsel Springwell shall bear all costs, fees and expenses in connection with this Agreement and the transactions contemplated hereby.

10.                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, by facsimile (with confirmation of receipt) or by reputable overnight delivery service, to the parties at the following addresses (or at such other address as a party may specify by like notice):

(a)                                  If to I-Link:

13751 S. Wadsworth Park Dr.
Draper, UT 84020
Attention:                                         Chief Executive Officer
Facsimile:                                            (801) 576-4295

with copy to:

13751 S. Wadsworth Park Dr.
Draper, UT 84020
Attention:                                         Legal Department
Facsimile:                                            (801) 553-6890

(b)                                 If to Counsel or Counsel Springwell:

Counsel Corporation
The Exchange Tower
Suite 1300, P.O. Box 435
130 King Street West
Toronto, Ontario M5X 1E3
Attention:                                         Chief Executive Officer
Facsimile:                                            (416) 866-3061

with a copy to:

Counsel Springwell Communications LLC
One Landmark Square
Suite 320
Stamford, CT 06901
Attention:                                         Managing Director
Facsimile:                                            (203) 961-9001

11.                                 No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

12.                                 Amendment.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties.

13.                                 Entire Agreement.  Except as specifically provided elsewhere in this Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings among the parties with respect to the subject matter hereof.

14.                                 Further Assurances.  I-Link, Counsel Springwell and Counsel agree to deliver or cause to be delivered to each other any such additional instrument or take any action as any of them may reasonably request for the purpose of carrying out transactions contemplated by this Agreement.

15.                                 Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.  This Agreement may not be assigned by a party without the prior written consent of the other party.

16.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Florida Business Corporation Act is applicable.

17.                                 Headings.  The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

18.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

I-LINK INCORPORATED
By	/s/ Henry Y.L. Toh
Name:	Henry Y.L. Toh
Title:	Director

COUNSEL CORPORATION (US)
By	/s/ Allan Silber
Name:	Allan Silber
Title:	President

COUNSEL SPRINGWELL COMMUNICATIONS LLC
By	/s/ Mufit Cinali
Name:	Mufit Cinali
Title:	Managing Director